Exhibit 99

FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION:
Nasdaq SmallCap: EDYN               MEDIA:            INVESTORS:
May 21, 1997                        Roy Wiley         Stephen M. Schuster or
                                    (312) 255-3035    Gordon S. Donovan
                                                      (630) 575-2400


                            ENVIRODYNE ANNOUNCES
                      FINAL RESULTS OF ANNUAL MEETING


        OAK BROOK, Ill. -- May 21 -- Envirodyne Industries, Inc. (Nasdaq
SmallCap: EDYN) today announced that the Corporation Trust Company, the inspectors of election for the company's annual meeting held on May 16, 1997, has certified the final results of the meeting. The results show that stockholders overwhelmingly elected the five director nominees proposed by the company and rejected a proposal submitted by Zapata Corporation to eliminate the company's stockholder rights plan. The final results indicated that in excess of 99% of the shares voted were voted in favor of management's slate of directors and against Zapata's proposal. Zapata Corporation did not vote its shares at the meeting, and therefore the total number of shares represented at the meeting does not include shares held by Zapata Corporation.

        The five director nominees that have been elected are F. Edward Gustafson, Robert N. Dangremond, Michael E. Heisley, Gregory R. Page and Mark D. Senkpiel.

        Gustafson, Chairman, President and Chief Executive Officer of the company, said, "Our stockholders clearly support an independent board of directors, and they see the benefits of maintaining a stockholder rights plan until a fair price is paid to acquire control of the company."

        Envirodyne has major interests in the food packaging and the food supplies industry, operating through three subsidiaries -- Viskase Corporation, Clear Shield National, Inc. and Sandusky Plastics, Inc.